Exhibit 5.1

599 LEXINGTON AVENUE | NEW YORK | NY | 10022-6069

WWW.SHEARMAN.COM | T +1.212.848.4000 | F +1.212.848.7179

September 18, 2013

Ecopetrol S.A.
Carrera 13 No. 36-24
Bogota, Republic of Colombia

Ecopetrol S.A.
US$350,000,000 4.250% Notes due 2018
US$1,300,000,000 5.875% Notes due 2023
US$850,000,000 7.375% Notes due 2043

Ladies and Gentlemen:

We have acted as counsel to Ecopetrol S.A., a Colombian mixed economy company (the “Company”), in connection with the purchase and sale of US$350,000,000 aggregate principal amount of the Company’s 4.250% Notes due 2018(the “2018 Notes”), US$1,300,000,000 aggregate principal amount of the Company’s 5.875% Notes due 2023 (the “2023 Notes”) and US$850,000,000 aggregate principal amount of the Company’s 7.375% Notes due 2043 (the “2043 Notes” and, together with the 2018 Notes and the 2023 Notes, the “Notes”), pursuant to the Underwriting Agreement, dated September 11, 2013 (the “Underwriting Agreement”), among the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC. The Notes are to be issued pursuant to an Indenture dated as of July 23, 2009 (the “Indenture”) between the Company and The Bank of New York Mellon, as trustee (the “Trustee”).

In that connection, we have reviewed originals or copies of the following documents:

(a)	The Underwriting Agreement.

(b)	The Indenture.

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(c)	The forms of certificates representing the Notes to be delivered.

The documents described in the foregoing clauses (a) through (c) are collectively referred to herein as the “Opinion Documents”.

We have also reviewed such other corporate records of the Company, certificates of public officials and officers of the Company and agreements and other documents as we have deemed necessary as a basis for the opinion expressed below.

In our review of the Opinion Documents and the other documents, we have assumed:

(a) The genuineness of all signatures.

(b) The authenticity of the originals of the documents submitted to us.

(c) The conformity to authentic originals of any documents submitted to us as copies.

(d) As to matters of fact, the truthfulness of the representations made in the Underwriting Agreement and the other Opinion Documents and in certificates of public officials and officers of the Company.

(e) That each of the Opinion Documents is the legal, valid and binding obligation of each party thereto, other than the Company, enforceable against each such party in accordance with its terms.

(f) That:

(i) The Company is an entity duly organized and validly existing under the laws of the jurisdiction of its organization.

(ii) The Company has corporate power and authority to execute, deliver and perform, and has duly authorized, executed and delivered (except to the extent such execution and delivery is a matter of Generally Applicable Law), the Opinion Documents to which it is a party.

(iii) The execution, delivery and performance by the Company of the Opinion Documents to which it is a party have been duly authorized by all necessary corporate action and do not:

(A) contravene its estatutos or other organizational documents;

(B) except with respect to Generally Applicable Law, violate any law, rule or regulation applicable to it; or

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(C) result in any conflict with or breach of any agreement or document binding on it (other than the documents specified in Schedule B).

(iv) Except with respect to Generally Applicable Law, no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery or performance by the Company of any Opinion Document to which it is a party or, if any such authorization, approval, consent, action, notice or filing is required, it has been duly obtained, taken, given or made and is in full force and effect.

We have not independently established the validity of the foregoing assumptions.

“Generally Applicable Law” means the federal law of the United States of America, and the law of the State of New York (including in each case the rules and regulations promulgated thereunder or pursuant thereto), that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Company, the Opinion Documents or the transactions governed by the Opinion Documents. Without limiting the generality of the foregoing definition of Generally Applicable Law, the term “Generally Applicable Law” does not include any law, rule or regulation that is applicable to the Company, the Opinion Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Opinion Documents or any of its affiliates due to the specific assets or business of such party or such affiliate.

Based on the foregoing and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that the Notes have been duly executed by the Company to the extent such execution is a matter of New York law and, when authenticated by the Trustee in accordance with the Indenture and delivered and paid for as provided in the Underwriting Agreement, the Notes will be the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture.

Our opinion expressed above is subject to the following qualifications:

1. Our opinion is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers).

2. Our opinion above is also subject to the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

3. Our opinion is limited to Generally Applicable Law and we do not express any opinion herein concerning any other law.

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This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinions expressed herein.

We hereby consent to the filing of this opinion letter as an exhibit to the Current Report on Form 6-K dated the date hereof filed by the Company and incorporated by reference into the Registration Statement on Form F-3ASR (File No. 333-190198) filed by the Company to effect the registration of the Notes under the Securities Act of 1933, as amended (the “Securities Act”), and to the use of our name under the heading “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Shearman & Sterling LLP

AES/GAM/AHC

LLJ

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